Cypress Asset Management

                                 Code of Ethics



Attached is a copy of the following documents:

1) Code of Ethics of Cypress Asset Management (the "Code")

2) Acknowledgement Form for Year Of_______________
                                   Previous Year

The   acknowledgement   form  (the   "Acknowledgement   Form")   documents  your
representation that you read the Code, understand the Code and complied with the Code during ___________.
             DATE

You may want to review the Code again prior to completing the Acknowledgement Form.

Please complete the acknowledgment form and return it to me as soon as possible. Cypress' obtaining and retention of this form is required by the Investment Advisers Act of 1940 and the Investment Company Act of 1940.

If you were not employed by Cypress during the previous year, please so note on the acknowledgement form, as appropriate.

If you have questions, please call 831-622-5244.


Manager, Operations

















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                            Cypress Asset Management

                                 CODE OF ETHICS

                                 January 1, 2005

I.       Statement of General Principles

         Cypress Asset Management ("Cypress" or the "Firm") holds its employees to a high standard of integrity and business practice. In serving its clients, the Firm strives to avoid conflicts of interest or the appearance of conflicts in connection with the securities transactions of the Firm and its employees. This Code of Ethics is intended to serve as a guide to administering and overseeing the Firm's investment advisory business, and includes procedures relating to the trading practices of the Firm's personnel.

         Cypress is an investment adviser registered under the Investment Advisers Act of 1940 ("Advisers Act"), and provides investment advice to investment companies registered under the Investment Company Act of 1940 ("1940 Act") and others. Consistent with Rule 17j-1 of the 1940 Act, Cypress has adopted this Code of Ethics which contains provisions reasonably necessary to prevent the Firm's employees from engaging in any act, practice, or course of business that would defraud or mislead any of its clients, or that would constitute a manipulative practice.

II.      Applicability

         This Code of Ethics applies to all employees of Cypress, as well as to Cypress's owners and officers. For purposes of this Code the term "employee" includes, but is not limited to, persons who, in the course of their regular functions or duties, participate in the process of purchasing or selling securities, or participate in making recommendations with respect to the purchase or sale of securities, on behalf of any of the Firm's clients, including investment companies.

III.     Definitions

          A. An "approved trade" is a trade for which an employee has received prior approval pursuant to the procedures described in this Code.
          B. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person considers making the recommendation.
          C. An employee will be deemed to have a "beneficial interest" in a security or in an account in which the employee, spouse, minor child or relative of the employee or spouse who shares the same household as the employee has a direct or indirect pecuniary interest.
          D. A "Firm trade" is a security in which the Firm has entered orders for one or more clients. E. "Security" means any stocks, bonds, notes, debentures and any interest commonly known as a security, including options, warrants and rights to purchase or sell.

IV.      Standards of Conduct

          A. Investment-related information learned by an employee during the course of carrying out Firm-related duties is to be kept confidential until or unless publicly available. Such information may include, but is not limited to, portfolio-related research activity, brokerage orders being placed on behalf of a client, and recommendations to purchase or sell specific securities.
          B. Employees may not intentionally induce a Firm's client to take action or not take action for the purpose of achieving a personal benefit.
          C.   Employees may not use actual knowledge of a client's transactions to profit by the market effect of the client's transaction.
          D.   Employees  will not take  unique  investment  opportunities  that should be made in the Firm's clients' accounts for accounts in which they have a beneficial interest.

V.       Restriction on Personal Investment and Related Activities

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          A.   Opening an Account  Each  employee  who  wishes to  establish  an account, including any account in which the employee will have a beneficial interest, must notify and obtain approval from the Firm's compliance officer prior to opening an account.
          B. Trading Approvals Each employee who wishes to trade in an account in which the employee has a beneficial interest, must notify and obtain prior approval from the Firm's compliance officer prior to effecting the trade.
               1. Approval is to be requested by submitting an affidavit entitled "Buy or Sell Order for Employee's Personal Account" to President, Xavier J. Urpi, and then to the Firm's Trading Desk.
               2.   Approvals   will  be  granted  at  the   discretion  of  the
                    compliance officer. If the compliance officer approves the trade, the Firm's Trading Desk must also review the trade, prior to approval, by reviewing outstanding orders.
               3. Employees must effect trades by the close of business on the same day approval is received.
          C. Trading Prohibitions An employee may not buy or sell a security for an account in which they have a beneficial interest, when a security is being considered for purchase or sale, a Firm trade is being made, or during the 48-hour period following a Firm trade in that security. If the Cypress Trading Desk anticipates trading in the security the trade may be denied. However, if a Firm trade is being made in a security, only to size-up or size-down an account (due to deposits and/or withdrawals), an employee may be permitted to trade in that security, at the discretion of President, Xavier J. Urpi, if such a trade is deemed immaterial considering all relevant facts.
          D. Firm Trade Occurs After Approved Employee Trade If the Firm enters an order for a security within 24 hours after an employee has effected an approved trade, the President will discuss the trade with the employee. Depending on the circumstances, the President may, for example:

               1. Break the trade if (a) it appears that the employee may have had advance information concerning the Firm's trade, or (b) to avoid the appearance of impropriety; or
               2. Allow the trade if circumstances justify such action. If this option is exercised, the President is required to write an explanatory memo to the Firm's files.

          E. Trading by Research Analysts The Firm's research analysts may not trade, for any account or accounts in which they have a beneficial interest, in any security they are considering recommending for a Firm Trade. The compliance officer may grant exceptions in advance of trades as deemed appropriate.
          F. Outside Directorships Firm employees may not serve on the boards of directors of publicly traded companies unless (I) the Firm's board of directors grants prior Authorization, and (II) a mechanism is put into place and maintained for the purpose of preventing the flow of information from the employee serving on the Board to the employee making investment decisions on behalf of the Firm's Clients.

VI.  Exemptions

          A.   The provisions of Section V are not applicable to:

               1. Purchases or sales of securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, money market instruments and


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                    shares of registered open-end investment companies.

               2. Purchases or sales of securities which are non-volitional on the part of either the employee or the Firm client.
               3. Purchases which are part of an automatic dividend reinvestment plan.
               4. Purchases effected pursuant to the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and the subsequent sale of those rights.
          B. The President may exercise discretion to approve a trade if, for example it appears that:

               1.   The potential harm to the Firm's client is remote:
               2. The trade is unlikely to affect a highly institutionalized market; or
               3. The trade is clearly not related economically to securities to be purchased, sold or held by any of the Firm's clients.

VII. Reporting

          A. Upon being hired by the Firm, all employees must submit to the compliance officer, a list of personal securities holdings no later than 10 days after the employee becomes an access person. The report must be a list of every security in the account. The holdings report must include the title of the security, the number of shares held, the principal amount of the security and its cusip number.
          B. Quarterly transaction reports will also be required no later than 10 days after the end of the calendar quarter and must contain the cusip number for each security for which a transaction occurred and the date that the employee submitted the report.
          C. In addition to the initial holdings report and quarterly transaction report submitted by the employee, an annual holdings report will also be required to be submitted.
          D.   For each (I) employee  brokerage  account or  commodity  account,
               (II) brokerage or commodity account in which an employee has a beneficial interest, or (III) account over which an employee has the right to exercise discretionary trading authority, employees must arrange with the broker-dealer to have duplicate confirmations and statements sent to the Firm's compliance officer.
          E.   Any report,  confirmation or statement submitted pursuant to this
               Section is not to be construed as an admission of beneficial interest in the security to which the tem relates.

VIII. Sanctions

          A. In the event of a failure by any employee to comply with the provisions of this Code or of applicable securities laws, the Chief Operating Officer may impose, or recommend that the Firm's board of directors or other officers impose, appropriate sanctions, including dismissal.
          B. Consistent with the statement of the Securities and Exchange Commission in connection with its adoption of Rule 17j-1 of the 1940 Act, violations of this Code are not to be construed as per se violations of the law.

IX       Insider Trading Policy Statement

          A. Cypress forbids any officer, director or employee from trading, either for his or her personal account or on behalf of others (including mutual funds and private accounts managed by the


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               Firm), while in possession of material nonpublic information,  or
               communicating   material  non-public  information  to  others  in
               violation of the law. This prohibited conduct is often referred to as "insider trading."
          B. As a general guide for Firm employees and to provide assistance in understanding and in complying with Section IX.A, "insider trading" is described below.
               1. Who is an insider?: The concept of "insider" is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is
                    given  access  to  information   solely  for  the  company's
                    purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of those organizations. In addition, Cypress may become a temporary insider of a company for which it provides investment advice. According to the U. S. Supreme Court, the company must expect the
                    outsider  to  keep  the  disclosed   nonpublic   information
                    confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
               2. What is material information?: Trading on information is not a basis for liability unless the information is material. Information generally is considered "material" if:

                    a.   There is a  substantial  likelihood  that a  reasonable
                         investor  would consider the  information  important in
                         making an investment decision; or
                    b.   The  information  is  reasonably   certain  to  have  a
                         substantial   effect  on  the  price  of  a   company's
                         securities.   Information  that  should  be  considered
                         material  includes,  but is not  limited  to:  dividend
                         changes,  earnings  estimates not previously  released,
                         significant   merger  or   acquisition   proposals   or
                         agreement,  major litigation,  liquidity problems,  and
                         extraordinary management developments.
               3. What is non-public information?: Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation ordinarily would be considered public. Further, in certain circumstances, information disseminated to certain segments of the investment community may be deemed "public"; for example, research communicated through institutional information dissemination services such as First Call.
               4. Penalties for insider trading?: Penalties for insider trading can be severe, both for the individuals involved, as well as for their employers. A person can be subject to some or all of the penalties listed below even if he or she does not personally benefit from the violation. Penalties include:
                    a.   Jail sentences
                    b.   Civil injunctions
                    c.   Treble damages
                    d.   Disgorgement of profits
                    e.   Fines for the person who  committed the violation of up
                         to three times the profit gained or loss avoided, whether or not the person actually benefited, and
                    f.   Fines for the employer or other  controlling  person of


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                         up to the  greater  of  $1,000,000  or three  times the
                         amount of the profit gained or loss avoided.

                         (1) Investment advisers and broker-dealers may be subject to substantial monetary penalties for a failure to supervise if their personnel engage in insider trading. In connection with this violation, the SEC or other regulatory authority establishes that the firm either:

                              (a) "knew or recklessly disregarded" evidence that an officer, employee, or other "controlled person" was likely to engage in insider trading and failed to take appropriate steps to prevent it; or

                              (b) knowingly or recklessly failed to establish written policies and procedures designed to prevent insider trading and such failures substantially contributed to or permitted the occurrence of the violation.

                    (2) In this regard, Section 204A of the Investment Advisers Act of 1940 ("Prevention of Misuse of Non-public Information") requires investment advisers to (1) establish, and (2) enforce, written supervisory procedures "reasonably designed" (taking into account the nature of the investment adviser's business) to prevent trading on material, non-public information by the adviser and its employees. Unless both (1) and (2) are complied with, the adviser may be subject to monetary penalties.

          C. All questions regarding this policy statement are to be directed to the Firm's President.



















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                            CYPRESS ASSET MANAGEMENT
            CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES

                              ACKNOWLEDGEMENT FORM


1. I certify that I have read and am familiar with Cypress Asset Management's Code of Ethics and Insider Trading Policy Statement (the "Code").

2. I represent that I have complied with the Code at all times during the previous calendar year.

3. I have, during the previous calendar year, disclosed and confirmed all holdings and transactions required to be disclosed or confirmed pursuant to the Code and Insider Trading Policy Statement, including any and all accounts in which I have a beneficial interest and over which I exercise trading discretion.

4. If I opened any new accounts during the previous year, I notified the Firm, and I authorized duplicate statements and confirmations with respect to such account to be sent to the Firm.



Name (print):___________________________________________________________


Position:_______________________________________________________________


Signature:______________________________________________________________


Date:__________________________________________________________________



Exception:

Item Number       Explanation



                                LIST OF ACCOUNTS
                    (Attach additional sheets, if necessary)

Account Title:    _________________________________

Broker Dealer:    _________________________________

Account Number:  _______________________________



Account Title:    _________________________________

Broker Dealer:    _________________________________

Account Number:  _______________________________


Account Title:    _________________________________

Broker Dealer:    _________________________________

Account Number:  _______________________________



Account Title:    _________________________________

Broker Dealer:    _________________________________

Account Number:  _______________________________


Broker Dealer:    _________________________________

Account Number:  _______________________________



Account Title:    _________________________________

Broker Dealer:    _________________________________

Account Number:  _______________________________


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